EXHIBIT 8.1

	Country of incorporation	Total stock held
Agenciamiento y Servicios Profesionales S.A. de C.V.	Mexico	99.9990%
Alto Paraná S.A.	Argentina	99.9801
Arauco Australia Pty Ltd.	Australia	99.9990
Arauco Bioenergía S.A.	Chile	99.9985
Arauco Canada Panels ULC	Canada	99.9990
Arauco Colombia S.A.	Colombia	99.9980
Arauco Distribución S.A.	Chile	99.9992
Arauco do Brasil S.A.(ex-Placas do Paraná S.A.)	Brazil	99.9985
Arauco Florestal Arapoti S.A.	Brazil	79,9992
Arauco Forest Brasil S.A.	Brazil	99.9999
Arauco Forest Products B.V.	The Netherlands	99.9990
Arauco Holanda Cooperatief U.A.	The Netherlands	99.9990
Arauco Panels USA LLC	U.S.A.	99.9990
Arauco Perú S.A.	Peru	99.9990
Arauco Wood Products, Inc.	U.S.A.	99.9985
Araucomex S.A. de C.V.	Mexico	99.9990
Aserraderos Arauco S.A.	Chile	99.9992
Catan Empreendimentos e Participacoes S.A.	Brazil	99.9934
Controladora de Plagas Forestales S.A.	Chile	59.6326
Empreendimentos Florestais Santa Cruz Ltda.	Brazil	99.9789
Flakeboard America Limited	U.S.A.	99.9990
Flakeboard Company Limited	U.S.A.	99.9990
Forestal Celco S.A.	Chile	99.9484
Forestal Concepción	Panama	99.9986
Forestal Cholguán S.A.	Chile	97.4281
Forestal Los Lagos S.A.	Chile	79.9405
Forestal Nuestra Señora del Carmen S.A.	Argentina	99.9805
Forestal Talavera S.A.	Argentina	99.9942
Greenagro S.A.	Argentina	97.9805
Inversiones Arauco Internacional Ltda.	Chile	99.9990
Investigaciones Forestales Bioforest S.A.	Chile	99.9256
Leasing Forestal S.A.	Argentina	99.9801
Mahal Empreendimentos e Participacoes S.A.	Brazil	99.9932
Paneles Arauco S.A.	Chile	99.9992
Savitar S.A.	Argentina	99.9842
Servicios Logísticos Arauco S.A.	Chile	99.9995